Exhibit 8.2

[LETTERHEAD OF GOODWIN PROCTER LLP]

October 17, 2014

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, CA 94105

Ladies and Gentlemen:

We are acting as counsel to Trulia, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Zebra Holdco, Inc., a Washington corporation (“Zebra Holdco”), Zillow Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Zebra Holdco (“Zillow Merger Sub”), Trulia Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Zebra Holdco (“Trulia Merger Sub”), and Zillow, Inc. a Washington corporation (“Zillow”) dated July 28, 2014 (the “Merger Agreement”), and in connection with Zebra Holdco’s filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”). Pursuant to the Merger Agreement, Zillow Merger Sub will merge with and into Zillow (the “Zillow Merger”), and Trulia Merger Sub will merge with and into Trulia (the “Trulia Merger”). We refer to these transactions together as the “mergers”. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records. We have assumed that the Mergers will be consummated in accordance with the Merger Agreement. We have further assumed that the Merger Agreement will not be modified, and no term of the Merger Agreement will be waived, between the date hereof and the Closing Date in a manner that would adversely affect the opinion set forth herein.

In rendering our opinion, we also have relied upon statements and representations of officers of the Company, Zebra Holdco, and Zillow, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid and enforceable.

Trulia, Inc.

As of October 17, 2014

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Furthermore, there can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court. Based upon and subject to the foregoing, as of the date hereof, it is our opinion that:

1.	Each of the Zillow Merger and the Trulia Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

2.	Zebra Holdco, Trulia, and Trulia Merger Sub will each be a “party” to the reorganization within the meaning of section 368(b) of the Code with respect to the Trulia Merger.

3.	Zebra Holdco, Zillow, and Zillow Merger Sub will each be a “party” to the reorganization within the meaning of section 368(b) of the Code with respect to the Zillow Merger.

4.	The exchanges of Zillow and Trulia common stock for Zebra Holdco common stock in the Zillow Merger and the Trulia Merger will be treated as exchanges described in section 351 of the Code.

In addition, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “The Mergers — Material U.S. Federal Income Tax Consequences”, constitutes our opinion as to the material U.S. federal income tax consequences of the mergers to the U.S. holders (as such term is defined in “The Mergers — Material U.S. Federal Income Tax Consequences”) under currently applicable law.

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Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

Trulia, Inc.

As of October 17, 2014

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP